Exhibit 99.1

HI-TECH PHARMACAL REPORTS 63% INCREASE IN NET

INCOME

FOR THE FISCAL YEAR ENDED APRIL 30, 2003

Amityville, NY, July 16, 2003—Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported record sales for the fiscal year ended April 30, 2003 of $47,446,000, a 43% increase from $33,282,000 reported for fiscal 2002. Net income increased 63% to $5,727,000, or $0.74 per diluted share compared to $3,513,000, or $0.48 per diluted share for fiscal 2002.

For the fourth quarter ended April 30, 2003, the Company reported sales of $10,939,000, a 14% increase from $9,594,000 for the same period last year. Net income increased 11% to $1,271,000, or $0.16 per diluted share compared to $1,145,000, or $0.15 per diluted share for the same period last year. The Company incurred a non-cash pre-tax charge for options granted in 2000 and 2001 to a consultant who is a director of the Company in the amount of $451,000 for the fiscal year ended April 30, 2003, of which $362,000 was recognized in the fourth quarter. This pre-tax charge was based upon the market value of the Company’s common stock, which appreciated substantially over the respective reporting periods.

The Company experiences seasonal variations in the demand for its cough and cold products. Therefore, no one quarter’s performance can be used to indicate the full year results. The Company’s revenues are typically lower during the first and fourth quarters of its fiscal year. The Company expects this seasonality to continue in the future.

David Seltzer, President & CEO of Hi-Tech commented on the Fiscal Year 2003 results: “Once again we are very pleased to report record sales and net income for the fiscal year ended April 30, 2003. This was a busy year for us: four new products were approved by the FDA, six ANDA’s are currently under review by the FDA and we have fifteen new products in various stages of development. We introduced a number of new generic prescription items and several existing products significantly increased their market share. Our record results prove our ability to provide excellent service to our customers and be a leading supplier of high quality liquid generic pharmaceuticals.

On the branded side, through aggressive advertising and sampling programs, we have continued to build consumer and pharmacist awareness in our product line for people with diabetes and successfully introduced new products and line extensions.”

Mr. Seltzer continued: “We believe that the Company is well positioned for further growth. To insure Hi-Tech’s sustainable growth in the future, we are investing in new product development, manufacturing infrastructure, as well as in advertising and marketing”.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Statements concerning future results in this release may constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectation and the current economic environment. These statements involve a number risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those expressed or implied in the forward-looking statements and these statements are not guarantees of the future performance.

Contact:	David Seltzer, President & CEO Arthur Goldberg, CFO Tel. (631)789-8228 Fax (631)789-8429

Hi-Tech Pharmacal Co., Inc

	Three months ended April 30,		Twelve months ended April 30,
	2003	2002	2003	2002
Net Sales	$10,939,000	$9,594,000	$47,446,000	$33,282,000

Income before income taxes	1,841,000	1,778,000	8,970,000	5,602,000
Income taxes	570,000	633,000	3,243,000	2,089,000

Net earnings	$1,271,000	$1,145,000	5,727,000	3,513,000

Basic income per share (1)	$0.18	$0.17	$0.83	$0.53

Diluted income per share (1)	$0.16	$0.15	$0.74	$0.48

Weighted average common shares outstanding—basic income per share(2)	7,011,000	6,795,000	6,893,000	6,690,000
Effect of potential common shares(2)	1,015,000	745,000	811,000	687,000

Weighted average common shares outstanding—diluted income per share(2)	8,026,000	7,540,000	7,704,000	7,377,000

(1)    Net income per share amounts for each quarter are required to be computed independently and may not equal the amount for the year to date period.

(2)    The number of shares outstanding and per share amounts for prior periods has been adjusted to reflect a three for two stock split distributed in January 2003.